EXHIBIT 4.6


                                 AMENDMENT NO. 2

         This AMENDMENT (this "AMENDMENT"), dated effective as of March 31, 2005, is entered into by and between ISLAND PACIFIC, INC., a Delaware corporation (the "COMPANY"), and LAURUS MASTER FUND, LTD., a Cayman Islands company ("LAURUS"), for the purpose of amending the terms of (i) the Securities Purchase Agreement, dated as of July 12, 2004, by and between the Company and Laurus (as amended, modified and/or supplemented from time to time, the "SECURITIES PURCHASE AGREEMENT"), (ii) the Amended and Restated Secured Convertible Term Note, dated July 12, 2004 (as amended, modified and/or supplemented from time to time, the "TERM NOTE") issued by the Company pursuant to the Securities Purchase Agreement and (iii) the Amended and Restated Registration Rights Agreement by and between the Company and Laurus, dated as of July 12, 2004 (as amended, modified and/or supplemented from time to time, the "REGISTRATION RIGHTS AGREEMENT" and, together with the Securities Purchase Agreement and the Term Note, the "LOAN DOCUMENTS"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

         WHEREAS, Laurus has agreed to postpone scheduled principal payments and penalty payments and waive accrual of damages in respect of the Term Note and, in consideration therefore and in consideration of the other agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company has agreed to issue the Additional Warrant (as defined below) to Laurus;

         WHEREAS, the Company and Laurus have agreed to make certain changes to the Term Note and the Registration Rights Agreement as set forth herein; and

         NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Laurus and the Company hereby agree that the Company shall not be required to pay the portion of the Monthly Amount (as defined in the Term Note) consisting of Principal Amount (as defined in the Term Note) that is due on the first business day of April 2005, May 2005, June 2005, July 2005, August 2005 and September 2005 (collectively, the "POSTPONED PRINCIPAL"); provided that, the Postponed Principal shall be due and payable in full on the Maturity Date (as defined in the Term Note), together with all other amounts due and payable on such date under the Securities Purchase Agreement and the Related Agreements.

         2. Laurus and the Company hereby agree that the payment of the liquidated damages accrued under the Registration Rights Agreement shall be postponed until the earlier of: (i) payment of the Term Note in full or (ii) the Maturity Date under the Term Note.

         3. Laurus hereby waives its rights to liquidated damages that would otherwise accrue for the period from April 1, 2005 to May 31, 2005 under the Registration Rights Agreement for the Company's failure to have a registration statement covering the shares issuable upon conversion of the Term Note or exercise of Laurus' warrants declared effective by the SEC.

         4. In the event that, (x) on or prior to June 30, 2005, the Company issues at least $4,000,000 in aggregate principal amount of indebtedness, equity securities, or indebtedness convertible into Common Stock of the Company which by its terms, contract or otherwise is subordinated in right of payment to Laurus on terms and conditions satisfactory to Laurus ("Satisfactory Subordinated Indebtedness"), the following Section 3.4(b)(iii) shall replace the existing Section 3.4(b)(iii) of the Term Note solely with respect to such issuance of Satisfactory Subordinated Indebtedness:


                           "(iii) Subject to the provisions of this Section 3.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset pursuant to the formula below.

                           If the Borrower issues any additional shares of Common Stock for a consideration per share less than the then-applicable Fixed Conversion Price pursuant to this Section 3.4 then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

                         --------------------------------------
                                         A + B
                         --------------------------------------
                             (A + B) + [((C - D) x B) / C]
                         --------------------------------------

                           A = Total amount of shares convertible pursuant to this Note

                           B = Actual shares sold in the offering

                           C = Fixed Conversion Price

                           D = Offer Price"


or (y) in the event that, on or prior to June 30, 2005, the Company issues Satisfactory Subordinated Indebtedness greater than $0 but less than $4,000,000 the following Section 3.4(b)(iii) shall replace the existing Section 3.4(b)(iii) of the Term Note solely with respect to such issuance of Satisfactory Subordinated Indebtedness:

                           "(iii) Subject to the provisions of this Section 3.4,
if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to

Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price applicable to a portion of the outstanding principal amount of this Note (and all interest, fees, costs and expenses related thereto) equal to the fair market value of the aggregate consideration paid for, or attributable to, such shares of Common Stock or securities convertible into Common Stock (the "Aggregate Consideration") shall be immediately reset to such lower Offer Price at the time of issuance of such securities (provided that, in the event that the outstanding principal amount of this Note is greater than the respective Aggregate Consideration, the portion of the outstanding principal amount of the Note with the lowest Fixed Conversion Price shall have a "reset" Fixed Conversion Price as a result of such issuance). For example, in the event that
(i) the Offer Price is less than or equal to the Closing Date Market Price and
(ii) the Aggregate Consideration equals $1,000,000, a Fixed Conversion Price applicable a principal amount of this Note equal to $1,000,000 (plus all interest, fees, costs and expenses related thereto) shall be reset to the Offer Price if the Offer Price is less than such Fixed Conversion Price in effect at the time of such issuance."

         For the avoidance of doubt each of the Company and Laurus agree that after June 30, 2005, Section 3.4(b)(iii) shall exist as such Section was in effect immediately prior to the Amendment Effective Date, without giving any effect to this Section 3 of this Amendment.

         5. In consideration of Laurus' agreements contained in this Amendment, the Company hereby agrees to issue to Laurus the Warrant in the form attached hereto as Exhibit A (as amended, modified or supplemented from time to time, the "ADDITIONAL WARRANT").

         6. Laurus and the Company hereby agree that the Additional Warrant shall be subject to the terms and conditions of the Registration Rights Agreement, provided that, (i) with respect to the New Warrant, the "Filing Date" under and as defined in the Registration Rights Agreement shall be a date no later than September 30, 2005 and (ii) the term "Warrants" under and as defined in the Registration Rights Agreement shall include the Additional Warrant.

         7. The Company hereby agrees that as promptly as possible after the date hereof, but in no event later than April 25, 2005, the Company will deliver to Purchaser the stock certificates representing the Pledged Stock (as defined in the Stock Pledge Agreement referred to below), together with executed but undated blank stock powers authorizing the transfer of the Pledged Stock (as defined in the Stock Pledge Agreement between the Company and Purchaser dated July 12, 2004 entered in connection with the sale and issuance of the Term Note (the "Stock Pledge Agreement")), subject to the terms and conditions of the Term Note, the Stock Pledge Agreement and the Master Security Agreement between the Company and Purchaser dated July 12, 2004 entered connection with the sale and issuance of Term Note.

         8. The Company hereby agrees that as promptly as possible after the date hereof, but in no event later than May 10, 2005, the Company will, in accordance with the Securities Purchase Agreement, establish a lock-box account with each of Silicon Valley National Bank and California Bank & Trust to hold all of the cash, cash equivalents, accounts, deposit accounts or other holdings of the Company and all of its Subsidiaries (the "Lock-box Accounts"). The Company shall also enter into Deposit Account Control Agreements with the Purchaser to secure the Purchaser's security interest in the Lock-box Accounts and that provides the Purchaser can assume control of the Lock-box accounts in the event of a material uncured default by Company under this Agreement or any related agreement.

         9. In consideration of Laurus' agreements contained in this Amendment, the Company hereby agrees that until the Term Note has been indefeasibly paid in full, the Company shall not, and shall not permit any of its Subsidiaries to, except as permitted under the Subordination Agreement between Laurus and Multi-Channel Holdings, Inc. dated as of April 15, 2005 make (i) any prepayment of principal or interest on any of its indebtedness other than the Term Note and
(ii) any interest payments on the promissory notes dated June 1, 2004 held by Michael Tomczak and Jeffrey Boone.

         10. The Company hereby agrees that as promptly as possible after the date hereof, but in no event later than April 25, 2005, the Company will deliver executed but undated stock powers to Purchaser authorizing the transfer of the Pledged Stock (as defined in the Stock Pledge Agreement between the Company and Purchaser dated July 12, 2004 entered in connection with the sale and issuance of the Term Note (the "Stock Pledge Agreement")), to Purchaser subject to the terms and conditions of the Term Note, the Stock Pledge Agreement and the Master Security Agreement between the Company and Purchaser dated July 12, 2004 entered connection with the sale and issuance of Term Note.

         11. The Company hereby agrees that as promptly as possible after the date hereof, but in no event later than May 10, 2005, the Company will, in accordance with the Securities Purchase Agreement, establish a lock-box account with each of Silicon Valley National Bank and California Bank & Trust to hold all of the cash, cash equivalents, accounts, deposit accounts or other holdings of the Company and all of its Subsidiaries (the "Lock-box Accounts"). The Company shall also enter into Deposit Account Control Agreements with the Purchaser to secure the Purchaser's security interest in the Lock-box Accounts and that provides the Purchaser can assume control of the Lock-box accounts in the event of a material uncured default by Company under this Agreement or any related agreement.

         12. In consideration of Laurus' agreements contained in this Amendment, the Company hereby agrees that until the Term Note has been indefeasibly paid in full, the Company shall not, except as permitted under the Subordination Agreement between Laurus and Multi-Channel Holdings, Inc. dated as of April 15, 2005 make (i) any prepayment of principal or interest on any indebtedness other than the Term Note and (ii) any interest payments on the promissory notes dated June 1, 2004 held by Michael Tomczak and Jeffrey Boone.

         13. Each amendment set forth herein shall be effective as of the date first above written (the "AMENDMENT EFFECTIVE DATE") on the date when (i) each of the Company and Laurus shall have executed and the Company shall have delivered to Laurus its respective counterpart to this Amendment and (ii) the Company shall have executed and delivered to Laurus the Additional Warrant.

         14. Except as specifically set forth in this Amendment, there are no other amendments, modifications or waivers to the Loan Documents, and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

         15. Except as set forth in Schedule I hereto, the Company hereby represents and warrants to Laurus that (i) no Event of Default exists on the date hereof, after giving effect to this Amendment, (ii) on the date hereof, after giving effect to this Amendment, all representations, warranties and covenants made by the Company in connection with the Loan Documents are true, correct and complete and (iii) on the date hereof, after giving effect to this Amendment, all of the Company's and its Subsidiaries' covenant requirements have been met.

         16. From and after the Amendment Effective Date, all references in the Loan Documents and in the other Related Agreements to the Securities Purchase Agreement, the Term Note and/or the Registration Rights Agreement shall be deemed to be references to the Securities Purchase Agreement, the Term Note and/or the Registration Rights Agreement, as the case may be, as modified hereby.

         17. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.




            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]




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


         IN WITNESS WHEREOF, each of the Company and Laurus has caused this Amendment to the Loan Documents to be signed in its name effective as of this 31st day of March, 2005.



                                           ISLAND PACIFIC, INC.


                                           By: /s/ M. Tomczak
                                               ---------------------------------
                                               Name: Mike Tomczak
                                               Title: President

                                           LAURUS MASTER FUND, LTD.


                                           By: /s/ Eugene Grim
                                               ---------------------------------
                                               Name: Eugene Grim
                                               Title: Director